FOR IMMEDIATE RELEASE

CONTACTS:	JAMES G. RAKES, CHAIRMAN, PRESIDENT & CEO
(540) 951-6236	jrakes@nbbank.com
DAVID K. SKEENS, TREASURER & CFO
(540) 951-6347

NATIONAL BANKSHARES, INC. REPORTS

SECOND QUARTER EARNINGS

BLACKSBURG, VA, JULY 15, 2009: National Bankshares, Inc. (NASDAQ Capital Market: NKSH) reported today that it posted second quarter net income of nearly $3.36 million, or basic net income of $0.48 per share. For the second quarter of 2008, the Company had net income of nearly $3.47 million. Year-to-date net income is over $6.74 million, or $0.97 per share, 1.41% above the $6.65 million total on June 30, 2008. National Bankshares, Inc., a financial holding company headquartered in Blacksburg, Virginia, had net loans of $569.85 million at June 30, 2009, an increase of 7.63% over net loans at the end of the second quarter last year. Total assets on June 30 were $984.76 million, up by 10.04% over the same period in 2008.

Commenting on the Company’s quarterly results, Chairman, President & CEO James G. Rakes said, “Second quarter earnings were impacted by a special Federal Deposit Insurance Corporation assessment, as well as an increase in quarterly fees. It is not commonly understood that insured depository institutions themselves, not the taxpayers, fund FDIC deposit insurance. The financial crisis has put an additional burden on the Deposit Insurance Fund, and all insured banks are contributing so that the Fund’s reserve ratio remains healthy. Although the special assessment hurt second quarter earnings, FDIC insurance is a cornerstone of the American banking industry, and banks are doing what must be done to be certain that the public’s confidence in FDIC remains high.”

Mr. Rakes went on to say, “We are pleased with the level of loan growth through the first half of the year, and the quality of the loan portfolio is good. Although the total of nonperforming assets is somewhat higher, the ratio of nonperforming loans to total loans, at 0.47%, is reasonable and compares very well with our peers. We have increased the provision for loan losses throughout 2009, both in recognition of the difficult economy and to keep pace with loan growth. As we work to meet the challenges that remain this year, we are mindful of the conservative traditions that are a part of our bank’s 118-year heritage and of its important role in the communities we serve.”

National Bankshares, Inc. is the parent of the National Bank of Blacksburg, which does business as National Bank from 25 offices in Southwest Virginia. The Company has a financial services subsidiary that serves the same markets as National Bankshares Investment Services and National Bankshares Insurance Services. Company stock is traded on the NASDAQ Capital Market under the symbol “NKSH”. Additional information can be found at www.nationalbankshares.com.

Forward-Looking Statements

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual Company results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

National Bankshares, Inc. And Subsidiaries

(000’s), except ratios and percent data
Three months ending	June 30, 2009	June 30, 2008	Change

Selected consolidated data :
Interest income	$12,711	$12,472	1.92%
Interest expense	4,274	4,815	-11.24%
Net interest income	8,437	7,657	10.19%
Provision for loan losses	278	135	105.93%
Trust income	261	319	-18.18%
Other noninterest income	1,911	1,908	0.16%
Salary and benefits	2,794	2,746	1.75%
Occupancy expense	425	435	-2.30%
Amortization of intangibles	273	279	-2.15%
Other noninterest expense	2,688	1,846	45.61%
Income taxes	-794	-974	-18.48%
Net income	$3,357	$3,469	-3.23%
Basic net income per share	$0.48	$0.50	$0.02

Daily averages:
Gross loans	$578,239	$529,653	9.17%
Loans, net	570,964	523,336	9.10%
Total securities	303,753	290,593	4.53%
Total deposits	858,977	786,698	9.19%
Other borrowings	50	61	-18.03%
Stockholders’ equity	114,981	108,891	5.59%
Cash and due from	12,135	13,008	-6.71%
Interest-earning assets	922,876	844,591	9.27%
Interest-bearing liabilities	745,704	670,099	11.28%
Intangible assets	13,324	14,435	-7.70%
Total assets	$981,514	$902,368	8.77%

Financial ratios: Note (1)
Return on average assets	1.37%	1.55%	-0.18%
Return on average equity	11.71%	12.81%	-1.10%
Net interest margin	4.10%	4.05%	0.05%
Efficiency ratio	53.21%	49.26%	3.95%
Average equity to average assets	11.71%	12.07%	-0.35%
Note (1) Ratio change measured in bp

Allowance for loan losses:
Beginning balance	$6,118	$5,228	17.02%
Provision for losses	278	135	105.93%
Charge-offs	-131	-130	0.77%
Recoveries	19	34	-44.12%
Ending balance	$6,284	$5,267	19.31%

Year to Date	June 30, 2009	June 30, 2008	Change

Selected consolidated data :
Interest income	$25,289	$25,183	0.42%
Interest expense	8,686	10,222	-15.03%
Net interest income	16,603	14,961	10.98%
Provision for loan losses	648	235	175.74%
Trust income	537	622	-13.67%
Other noninterest income	3,742	3,901	-4.08%
Salary and benefits	5,625	5,603	0.39%
Occupancy expense	894	891	0.34%
Amortization of intangibles	551	562	-1.96%
Other noninterest expense	4,740	3,707	27.87%
Income taxes	-1,680	-1,836	-8.50%
Net income	$6,744	$6,650	1.41%
Basic net income per share	$0.97	$0.96	$0.01
Fully diluted net income per share	$0.97	$0.96	$0.01
Dividends per share	$0.41	$0.39	$0.02
Dividend payout ratio	42.16	40.63	1.53
Book value per share	$16.58	$15.50	$1.08

Balance sheet at period-end:
Gross loans	$577,226	$535,837	7.72%
Loans, net	$569,852	$529,465	7.63%
Total securities	306,283	289,315	5.86%
Cash and due From	15,039	20,404	-26.29%
Total deposits	861,862	781,113	10.34%
Other borrowings	49	59	-16.95%
Stockholders’ equity	114,979	107,354	7.10%
Intangible assets	13,168	14,276	-7.76%
Total assets	$984,762	$894,912	10.04%

Daily averages:
Gross loans	$576,253	$527,366	9.27%
Loans, net	569,087	521,064	9.22%
Total securities	295,163	283,240	4.21%
Total deposits	849,456	780,830	8.79%
Other borrowings	52	61	-14.75%
Stockholders’ equity	114,050	107,963	5.64%
Cash and due from	11,798	12,877	-8.38%
Interest-earning assets	912,589	839,198	8.75%
Interest-bearing liabilities	738,374	668,344	10.48%
Intangible assets	13,462	14,576	-7.64%
Total assets	$971,224	$895,701	8.43%

Financial ratios: Note (1)
Return on average assets	1.40%	1.49%	-0.09%
Return on average equity	11.92%	12.39%	-0.47%
Net interest margin	4.09%	4.00%	0.09%
Efficiency ratio	51.83%	50.81%	1.02%
Average equity to average assets	11.74%	12.05%	-0.31%
Note (1) Ratio change measured in bp

Allowance for loan losses:
Beginning balance	$5,858	$5,219	12.24%
Provision for losses	648	235	175.74%
Charge-offs	-254	-282	-9.93%
Recoveries	32	95	-66.32%
Ending balance	$6,284	$5,267	19.31%

Nonperforming assets:
Nonaccrual loans	$2,729	$2,200	24.05%
Restructured loans	---	---	---
Total nonperforming loans Note (2)	2,729	2,200	0
Other real estate owned	1,869	234	698.72%
Total nonperforming assets	$4,598	$2,434	88.91%

Asset quality ratios: Note (3)
Nonperforming loans to total loans	0.47%	0.41%	---
Allowance for loan losses to total loans	1.09%	0.98%	---
Allowance for loan losses to nonperforming loans	230.27%	239.41%	---
Note (2) Loans 90 days past due or more not included
Note (3) Ratio change measured in bp
Note (3) Ratio change measured in bp